Exhibit 10.15

July 16, 2002

Michael Boennighausen

Dear Michael:

Conor Medsystems, Inc. (the “Company”) is pleased to offer you a position as Vice President of Finance and Administration of Company, reporting directly to the CEO and the Board of Directors. You will assume and discharge such responsibilities as are commensurate with this position and as the CEO and the Board may direct.

Your position will be one-half time and may be changed to full time at a later date by mutual agreement. You will be paid an annual salary of $170,000, payable twice monthly in accordance with the Company’s standard payroll practices and prorated to 50 percent so long as you are half-time (i.e. $85,000). You will be entitled to the benefits that the Company customarily makes available to employees in positions comparable to yours, including inclusion in the Company’s group health insurance program. You will also be entitled to 20 days (prorated to 50 percent so long as you are half -time) of paid time off per year, consistent with the Company’s leave policy.

Pursuant to Board approval, and under the terms and conditions of the Company’s 1999 Stock Plan and Stock Option Agreement, including the stock vesting provisions contained therein, you will be granted an option to purchase 185,000 shares of common stock of the Company. One-eighth of this stock will vest at the end of 6 months of employment and the balance shall vest at a rate of one-forty-second (1/42) per month as of the last day of each full month provided that you continue to be a service provider to the Company on such dates. The Company’s 1999 Stock Plan, including the Stock Option Agreement, will be sent to you separately.

With respect to all stock option grants, you may elect to exercise and purchase any unvested balance at any time, subject to a right of repurchase by the Company of any unvested shares as determined by the provisions of this engagement letter.

If there is a Change of Control of the Company and you are either terminated or there is a substantial and material reduction in your responsibilities, duties, or authority under the current organization chart and you are no longer a Service Provider to the Company, then you will be awarded six months salary as severance and all of the remaining unvested options shall be deemed immediately vested. For purposes of this agreement, the phrase “Change of Control” shall mean (i) the consummation of a merger, reorganization or other transaction or series of related transactions following which the stockholders of the Company immediately prior to the transaction own less than 50% of the total voting power represented by the voting securities of the Company of such surviving entity (or its parent) outstanding immediately after the transaction, and the directors serving the Company’s Board of Directors immediately prior to such transaction fail to constitute a majority of the Board of Directors of the surviving entity (or

Michael Boennighausen

July 16, 2002

its parent) immediately after such transaction; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets.

Additionally, if you are terminated without Cause (as defined below) any time after 3 months employment with the company, you will receive 6 months of salary as severance pay (such severance to be prorated to 50 percent if you are a part-time employee at the time of this termination). Reasons for termination with “Cause” will include (i) your failure to devote your full business efforts and time to the Company (or prorated so long as you are part-time), (ii) your act of material dishonesty made in connection with your responsibilities as an employee of the Company, (iii) your conviction of, or plea of nolo contendere to, a felony, (iv) your gross misconduct, (v) your inability to perform your duties to the Company as a result of your incapacity due to mental or physical illness, and such inability shall continue for at least 8 weeks after its commencement, or (vi) to your continued substantial violations of your duties after receipt of a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that you have not substantially performed your duties.

The Company asks that you complete the enclosed Employment, Confidential Information, Invention Assignment and Arbitration Agreement (“Confidentiality Agreement”) prior to commencing employment. In part, this Confidentiality Agreement requests that a departing employee refrain from using or disclosing the Company’s Confidential Information (as defined in the Confidentiality Agreement) in any manner which might be detrimental to or conflict with the business interests of the Company or its employees, assigns to the Company any rights an employee has in any inventions developed during the course of employment and refrains for one year from soliciting the Company employees. This Confidentiality Agreement does not prevent a former employee from using his or her general knowledge and experience (no matter when or how gained) in any new field or position and does not require an employee to assign inventions made prior to employment with the Company.

This offer is contingent upon completion of our hiring process including the successful completion of all reference checks, a financial and criminal background investigation and verification of all academic degrees. Additionally, we will require information satisfactory to the Company regarding your recent position.

Under federal immigration laws, the Company is required to verify each new employee’s identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation.

We hope that you and the Company will find mutual satisfaction with your employment. All of us at the Company are very excited about you joining our team and look forward to a beneficial and fruitful relationship. Employment at the Company is on an at-will basis: employees have

Michael Boennighausen

July 16, 2002

the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right.

This letter and the Confidentiality Agreement contain the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the benefits provided to you and its other employees. Should you have any questions with regard to any of the items indicated above, please call me.

Michael, it is a pleasure to extend this offer to you and we look forward to having you join the Conor Medsystems, Inc. team. Kindly indicate your consent to this employment agreement by signing and returning a copy of this letter and the Confidentiality Agreement in the enclosed envelope and retain the second copy for your records. Upon your signature below, this will become our binding agreement with respect to your employment and its terms, merging and superseding in their entirety all other or prior agreements and communications by you and the Company as to the specific subjects of this letter. Should you need assistance, please do not hesitate to contact me at (650) 812-1854.

Very truly yours,

/s/ Frank Litvack
Frank Litvack Chairman

ACCEPTANCE:

I accept the terms of my employment with Conor Medsystems, Inc. as set forth herein. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that my employment relationship may be terminated by either party, with or without cause and with or without notice.

/s/ Michael Boennighausen	7/17/02
Michael Boennighausen	Date